CONTRACT OF EMPLOYMENT

The undersigned:

1.	VISTAPRINT BV, with its registered office at Venlo, the Netherlands, duly represented in this matter by Mrs. W. Cebula (hereafter referred to as "the Employer")

and

2.	Mr. W. Jacobs (hereafter referred to as "the Employee")

Declare to enter into a contract of employment subject to the conditions below:

Article 1 - Period of employment

1.1	The Employee enters the service of the Employer on or before May 1st, 2011, in the position of Vice President, Plant Director Venlo on the basis of a 40 hour work week.

1.2	This contract of employment is entered into for an indefinite period.

1.3
Both parties are entitled to interim termination. Interim termination by the Employer or the Employee is subject to a 3 months notice period. Interim termination is effective at the end of a calendar month.

1.4
If this contract of employment would be prolonged and by then still exist, this contract will end automatically without any prior notice being required on the first day of the month in which the Employee reaches the age of 67.

Article 2 - Position and responsibilities

2.1    The Employee shall fulfil the position of Vice President, Plant Director Venlo, charged with the primary tasks and responsibilities mentioned in the attached job description that is part of this contract of employment and which attachment is signed by both parties for agreed and approved. Such job description may be amended from time to time based upon the needs and requirements of the Employer and the business.

2.2    The Employee functionally reports to the President, Vistaprint Europe.

2.3    The operational base of the Employee shall be Venlo. The Employee shall work on other locations if so reasonably required. Both parties needs to be agreed on a relocation or the change of the operational base of the employee.

2.4    The Employer shall, within the confines of reasonableness reserve the right to make changes to the position of the Employee, including concomitant changes to terms of employment.

Article 3 - Collective Labour Agreement of the Grafimedia

3.1    The Employer and Employee both acknowledge that the position of Vice President, Plant Director Venlo is a position as meant under the last paragraph of article 1.2.2 of the Collective Labour Agreement (CAO Grafimedia) that is excluded from applicability of the Collective Labour Agreement of the Grafimedia. Therefore the stipulations of the Collective Labour Agreement of the Grafimedia do not apply on the contract of employment between employer and employee.

Article 4 - Salary

4.1
The Employee’s salary is € 185,000.- gross per year, including holiday allowance. The monthly salary is payable at the end of each month (12x in the year and the yearly holiday allowance is paid out with the monthly salary in May), less compulsory and agreed deductions by the Employer.

4.2
Overtime may occur and is a normal part of the job of Employee. Compensation for overtime is included in the salary mentioned under article 4.1, so the Employee has no separate right of compensation for overtime.

4.3
The Employee participates in a bonus plan with a target of EUR 55,000.- gross a year. Payment depends on reaching the goals and objectives. The employee’s quarterly bonus will be based 50% on individual goals, 50% will be based on Company performance against overall company goals (Vistaprint job level L04).

4.3.1    The goals and objectives for each quarter will be set out and determined by the Employer in the last month of the preceding quarter. The company reserves the right to modify payment of the bonus as well as goals and objectives at any given point in time.

4.3.2
Within one month after the ending of a quarter close, judgment will take place whether the Employee has met the goals and objectives of the bonus plan, that qualify for a (partial) bonus payment. Bonus payment will take place in the second month end following the quarter end involved.

4.4
Restricted Share Unit Grant. Subject to approval by the Supervisory Board and/or Management Board of Vistaprint N.V. (the Company’s parent, whose ordinary shares are publicly traded on NASDAQ) or its designee, you will be granted an award for 4.000 restricted share units (“RSUs”) of Vistaprint N.V. under Vistaprint’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”). The RSUs will vest over a four-year period, at the rate of 25% after the first year and 6.25% quarterly thereafter so long as you remain employed by the Company. Upon vesting, the RSUs are payable in ordinary shares of Vistaprint N.V. While this paragraph is a general description of your RSU award, the RSU award will at all times be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the Plan and in the separate RSU agreement that you will sign or accept electronically to evidence the grant of the RSUs.

4.5	In addition and subject to the terms of the plan, you will be eligible to receive future awards of long-term incentive compensation.

4.6
The employee will have the opportunity to participate in the car-lease program, according to the plan as stated by the Dutch tax authorities. For this, the maximum amount to spent by the employee is allowed to be € 1,000.- per month.

Article 5 - Holiday entitlement and allowance

5.1    The Employees holiday entitlement is 28 working days per calendar year.

Article 6 - Pension

6.1    The employer will annually contribute a fixed amount to the pension of the employee, for which pension the employee is fully responsible by himself. The pension premium is yearly based on a percentage of the annual gross salary, less the exemption of old age pension (Witteveen-franchise), based on the Nationale Nederlanden pension rulings. The employee’s contribution is 5.53% per cent of the annual gross salary, less the exemption of old age pension (Witteveen-franchise).

Since both gross salary and Exemption of old age pension are subject to changes, the maximised contribution will be determined every year. If under tax law only a lower contribution is privileged / facilitated and in accordance with the guidelines of the tax law, the contribution will be determined and maximised on this privileged/facilitated and in accordance with the guidelines determined amount.

Article 7 - Expenses

7.1    Expenses which may be incurred within reason by the Employee in the exercise of his duties, shall be reimbursed to him each month by the company on the bases of specified expense statements with submission of the invoices concerned. The Employee is obliged to minimise to his best efforts the costs and to act as if the Employee were to pay for such expenses directly.

7.2    The employee will be provided with a phone and laptop.

Article 8 - Occupational disability

8.1    If the Employee is unable to carry out his duties as a result of sickness or an accident,     he shall be obliged to notify the Employer as quickly as possible.

8.2    In the event of occupational disability on the grounds of sickness or accident, the Employer will continue the monthly salary payments to a maximum of 24 months or so much shorter as the employment contract may end earlier. The continuation of salary payments does not include possible bonus payments and car leasing benefits. These bonus payments and car leasing benefits will not be calculated or paid over the periods of absence of the Employee, due to occupational disability on the grounds of sickness or accident.

Article 9 - Work for third parties

9.1    The Employee shall not, without written permission of the Employer, work for another employer or client during the term of employment and shall refrain from conducting business for his own account.

9.2    The Employee shall not be entitled to accept, either directly or indirectly, any financial or other benefits from third parties which may in any way be related to his work for the Employer.

Article 10 - Secrecy

10.1    Both during and after the contract of employment, the Employee shall observe strict secrecy with regard to all details with which he is familiar in relation to the Employer and the Employers company and the activities of the company and companies/businesses which are affiliated with the Employers company, to the extent that these details have a confidential character or if the Employee could or should be aware of their confidential character.

10.2    The secrecy obligation shall also apply vis-à-vis the personnel of the Employers company itself, its subsidiaries or associated businesses, except to the extent that it relates to the provision of information which is necessary for the business operations.

Article 11 - Non-competition clause

11.1    The Employee shall not be entitled, without prior written permission from the
Employer, both during the employment agreement and during a period of one year after the termination hereof, for whatever reason, in the Netherlands or elsewhere, to establish, to run or to partly run a business, or have this done, which is similar or related to that of the Employers company and/or its subsidiaries and/or businesses associated herewith, either directly or indirectly, or to have a financial interest in any form whatsoever, in such a business, or to work therein or therefore in any manner, whatsoever, either in return for compensation or for no valuable consideration, or to have a share therein, of any nature whatsoever (otherwise than shares of a company listed on the stock exchange).

Article 12 - Fine clause

12.1    In the event of violation of any prohibition laid down in points 11, 12 and 13 the Employee shall forfeit an immediately claimable fine for the benefit of the Employer, without prior summons or court intervention, of EUR 10.000,= and EUR 2.500,= for each day or part of a day that such a transgression lasts, without any damages or any loss having to be proved and without prejudice to the right of the Employer and of the company/businesses affiliated with it to claim additional compensation or damages, should there be grounds for doing so.

Article 13 - Return of documents

13.1    The business details, correspondence, notes, drawings or other documents, including photocopies, which the Employee has in his possession in connection with the fulfilment of his duties, shall be handed over by him to the Employer at the end of his employment, immediately and without their being requested.

Article 14 - Presentation after the end of the employment contract

14.1    After the end of the employment, the Employee shall never represent himself as though he were still involved with the Employers company, its subsidiaries and/or any companies/business which is affiliated with it.

Article 15 - Stipulations for personal advantage

15.1    The Employee is prohibited from accepting or stipulating any commission or advantage, under whatever form or name whatsoever, for himself from customers or suppliers of the Employer, its subsidiaries or companies/businesses affiliated with it, directly or indirectly in any matter, whatsoever.

Article 16 - Industrial and intellectual property

16.1    All new products or production methods, other inventions, discoveries, designs, improvements, models, literary works, science or art, or ideas (whether or not shown or described or reduced to a practical embodiment and whether or not they are patented or protected by copyright or all other intellectual and/or industrial property rights) which have been discovered, made or thought of by the Employee, alone or together with others, by virtue of his duties with the Employers company and companies/businesses affiliated with the Employers company and/or used by the Employers company, shall remain the exclusive property of the Employer and all rights relating thereto shall belong exclusively to the Employer, without the Employee being entitled to any kind of compensation, whatsoever.

Article 17 - other obligations

17.1    The Employee accepts the obligation to perform all the work assigned to him in a satisfactory manner with diligence and commitment and to refrain from all actions that could in any way prejudice Employer.

17.2    The Employee will comply with all rules, regulations and instructions as applicable to him.

Article 18 - Changes

18.1    Changes in this agreement must be given in writing and must be added to this agreement in the form of an annex signed by both parties.

Article 19 - Applicable law

19.1    This contract is governed by Dutch law. Any disputes will be submitted to the sub district court of Venlo.

Article 20 - Prior Agreements

20.1    This Agreement supersedes in its entirety the Employment Agreement between the Employer and the Employee. Nothing in this Agreement shall affect any non-disclosure, invention or non-competition agreement entered into by the Employee in connection with his employment with the Employer.

Thus agreed upon and signed in duplicate in Venlo, The Netherlands on

________________                     Maastricht, 9 February 2011
Place & Date                        Place & Date

/s/Wendy Cebula                     /s/Wilhelm G.A. Jacobs
Mrs. W. Cebula                    Mr. W. Jacobs
Chief Operating Officer